Exhibit 99.1

News Corporation
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N E W S R E L E A S E
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For Immediate Release
Press Contact: Jack Horner 212-852-7952
jhorner@newscorp.com

Investor Relations Contacts:
Reed Nolte 212-852-7092
Joe Dorrego 212-852-7856

News Corporation Announces Stock Repurchase Program of $5 Billion
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NEW YORK, NY, July 12, 2011 - News Corporation today announced that its Board of Directors has approved a stock repurchase program totaling $5 billion.

This program increases the approximately $1.8 billion remaining under the Company's current program to $5 billion. News Corporation is targeting to acquire the $5 billion of Class A common stock and Class B common stock from time to time over the next 12 months.

Repurchases under the program will be made through open market transactions. The timing of such transactions and class of shares purchased depend on a variety of factors, including market conditions and blackout periods. The Company is currently in a blackout period and does not intend to commence the repurchase program until that period expires on August 15, 2011. The share repurchase program does not obligate the company to repurchase any dollar amount or number of shares of its common stock, and the program may be extended, modified, suspended or discontinued at any time.

News Corporation (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) had total assets as of March 31, 2011 of approximately US$60 billion and total annual revenues of approximately US$33 billion. News Corporation is a diversified global media company with operations in six industry segments: cable network programming; filmed entertainment; television; direct broadcast satellite television; publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and Latin America.

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors. More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The "forward-looking statements" included in this document are made only as of the date of this document and we do not have any obligation to publicly update any "forward-looking statements" to reflect subsequent events or circumstances, except as required by law.